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This filing consists of the transcript of a conference call held by Expedia, Inc. and HomeAway, Inc. to discuss the Acquisition Transaction on November 4, 2015, 01:45PM PT

Corporate Participants

Alan Pickerill; Expedia, Inc.; VP, IR

Dara Khosrowshahi; Expedia, Inc.; President & CEO

Mark Okerstrom; Expedia, Inc.; CFO & EVP, Operations

Brian Sharples, HomeAway, Inc.; Founder and CEO

Conference Call Participants

Eric Sheridan; UBS; Analyst

Kevin Kopelman; Cowen and Company; Analyst

Paul Bieber for Justin Post; BofA Merrill Lynch; Analyst

Rohit Kulkarni, RBC Capital Markets, Analyst

Lloyd Walmsley, Deutsche Bank; Analyst; Analyst

Jed Kelly, Oppenheimer & Co.; Analyst

Mike Olson, Piper Jaffray; Analyst

Heath Terry, Goldman Sachs, Analyst

Justin Patterson, Raymond James; Analyst

Tom White; Macquarie Research; Analyst

Chris Merwin, Barclays; Analyst

Nathaniel Schindler, Bank of America, Analyst

Naved Khan; Cantor Fitzgerald; Analyst

Brian Fitzgerald, Jeffries; Analyst

OPERATOR

Good day and welcome to the Expedia announces acquisition of HomeAway conference. Today’s conference is being recorded. At this time, I will turn conference over to Alan Pickerill. Please go ahead.

ALAN PICKERILL, EXPEDIA VP INVESTOR RELATIONS

Thank you, and good afternoon and welcome to today’s conference call. On the call today are Dara Khosrowshahi, Expedia CEO and President, Brian Sharples, founder and CEO of HomeAway, and Mark Okerstrom, Expedia CFO and EVP Operations. Dara will begin with a review of today’s announcement and the deal rationale. Brian will speak about HomeAway and the vision for the future. And Mark will wrap up with some preliminary thoughts about financial implications and expectations. After these prepared remarks, we will take your questions. You can find today’s press release on both the Expedia and HomeAway IR sites at ir.expedia.com and investors.homeaway.com. The following discussion, including responses to your questions reflect management’s views as of today, November 4, 2015 only. We do not undertake any obligation to update or revise this information. As always, some of the statements made on today’s call are forward-looking and are typically proceeded by words such as will, we expect, we believe, we plan to, we intend, or similar statements. Please refer to today’s press release in each of the Company’s filings with the SEC for information about factors that could cause the actual results to differ materially from these forward-looking statements. With that, let me turn the call over to Dara.

DARA KHOSROWSHAHI, EXPEDIA CEO & PRESIDENT

Thanks, Alan. We are very happy to be here in Austin today with Brian Sharples, the founder and CEO of HomeAway, to announce that Expedia, one of the largest travel companies in the world, and HomeAway, a pioneer and true leader in vacation home rentals, have agreed to join forces. Those of you who follow us over the past half-dozen years have seen our company moved through quite a strategic transition. Our spinoff with TripAdvisor created huge value for our shareholders and signals that our investment in re-platforming our core OTA transaction technologies were able to bear fruit, and bear fruit they have. We were able to innovate faster than we ever have before leading to better, higher converting sites and services for travelers. Higher conversion allowed us to market our services much more effectively to a global audience, allowing us to significantly accelerate new customer acquisition which in turn resulted in a growing loyal base of customers. We more recently supercharged this repeat customer base with market-leading loyalty programs and significant investment in our supplier-facing capabilities. Agency and merchant models with lower margins combined with more feet on the street, faster onboarding capabilities and improved supplier tools and technologies, all driving accelerated property acquisition and excellent rates and inventory for our customers. We demonstrated our ability to extend these capabilities to other OTA brands with acquisitions of Travelocity, Wotif, and most recently with Orbitz.

Our welcoming HomeAway is a winner in two ways. First, it brings industry leading vacation rental brands, traffic, and unique inventory to the Expedia family. All of us have witnessed not only the incredible growth of the sharing economy but also substantial growth of alternative lodging in particular. Last year, according to Phocuswright, 1 in 4 US travelers rented private accommodations for their leisure travel. We’ve been very clear that the next chapter of our growth is supply led, and we think HomeAway will accelerate that growth in the fastest-growing segment we see out there. Second, HomeAway has been undertaking a challenging transition that Brian will talk about. That of a listing-based model to an online transactional marketplace. The HomeAway team was working on this challenge on a stand-alone basis, but together we believe we can get there much faster and with greater certainty. As many of you know, we’ve been working with HomeAway for some time and are very much — and very much respect their capabilities, and at the same time were super excited about working together under a single corporate umbrella. I’ll let Brian talk a bit about their bold plans and then come back to the strategic fit for our two companies.

BRIAN SHARPLES, HOMEAWAY CEO

Thanks, Dara. First, on behalf of all of us at HomeAway, I’d like to say how thrilled we are to be joining the Expedia family. Vacation rentals have become a huge and important part of the overall travel ecosystem, and I believe this combination will turbocharge our growth in industry leadership for years to come. I know there are many investors in Expedia who are not investors in HomeAway, so I wanted to start with a quick high-level introduction of the company and the strategy we’ve been pursuing, including the most recent step announced separately today, and why I am so enthusiastic about this deal with Expedia.

The vacation rental category is the second largest category of lodging behind hotels with an estimated global market size of almost 100 billion. HomeAway is the world’s leading online platform in the category with an estimated $14 billion to $16 billion in annual bookings for 2015 and 1.2 million whole home rentals in 190 countries around the world. Like Expedia, we’ve built a platform that allows us to operate a number of brands, including both HomeAway and VRBO in the United States and many other leading vacation rental brands around globe. HomeAway started in 2005 as a classified marketplace with most of our revenues derived from annual subscriptions from vacation rental suppliers that include both individual owners and professional managers. In 2014, we fully launched a commission model that allowed our suppliers to either pay a fixed annual subscription fee or a 10% commission on bookings with no upfront fee. Today roughly half of new listings choose the subscription option and about half the pay for booking option, and we plan to continue to offer both types of listing products in the future. In late 2014, we announced a plan to make nearly all of our listings online bookable by the end of 2016, regardless of whether they were subscription or commission-based, and we’re confident that were on track to achieve that target. The goal is to align our shopping and payment experience to be more consistent with a hotel booking experience, albeit adjusted for some of the unique needs of vacation rental owners, property managers, and travelers. As those investors who have been following the HomeAway story have heard us discuss before, our momentum in online booking unlocks our ability to further monetize our industry-leading booking volume, and this will allow us to, one, aggressively accelerate demand growth for our suppliers and, two, reinvest in products and services with a particular focus on making HomeAway the easiest to use and most trusted marketplace for vacation rentals in the world. All while accelerating revenue growth and margin expansion for the business. And the potential to do this is huge, because our current take rate today is roughly one-third of that of our major competitors. As a result, today HomeAway announced separately some important business model changes, and those specifics are still to be finalized. We do plan to introduce a traveler service fee in mid-2016 on transactions through our platform. Because we’ll begin rolling this out in Q2 and over the balance of the year, we characterize 2016 as a transition year with more notable impact in 2017 and beyond. We’ve been preparing for these changes for most of the year and have already decided prior to this combination that launching the service fee is the best way forward for our marketplace. In conjunction with the new traveler service fee, we’ll be lowering commission rates for most of our pay per booking suppliers and providing meaningful incentives to our subscribers based on the bookings they do through our platform. All in all, we expect these business model changes to be a huge win for our suppliers and travelers while providing an engine for accelerated and sustained growth well into the future.

So before I hand the call back to Dara, I’ll finish by articulating why we believe the combination with Expedia will turbocharge the HomeAway and Expedia businesses. First, we’ve had a chance to work with Expedia as a distribution partner over the last two years, and are very impressed with their technology and travel booking expertise. We operate in similar multibrand environments, and face similar challenges with respect to issues like usability, conversion, mobile, and the challenges around global payments. We think we will derive significant benefits from their experience in order to make our products even better than they are today. Second, we expect our combined networks will point substantially more qualified traffic at our listings and a transactional business means more bookings and revenue, which in turn creates loyalty with suppliers. We think that the opportunity to list our inventory across the Expedia brands represents tremendous upside. Given our business model changes and the fact that will be under one corporate umbrella , we expect this exposure for our suppliers and Expedia platforms to be orders of magnitude higher than what we’ve experienced to date through our partnership, and we’re looking to develop opportunities in the future to include Expedia’s multiunit inventory in our marketplace and also and very importantly as a combined company, we can aggressively pursue the huge and growing opportunity represented for this category in urban destinations. Finally, and third, in a transactional business, conversion is king and optimizing conversion is a relatively new muscle for HomeAway, but an area where Expedia has tremendous capability. Given our industry-leading booking volume, even small changes in conversion should yield significant financial benefits. We’ll also be able to invest more in variable marketing channels and benefit from Expedia’s expertise in performance marketing to drive even more vacation rental travelers to our marketplace. So in summary, we believe this deal is a win for our shareholders, it’s a win for our suppliers, it’s a win for our travelers, and, of course, it’s a big win for our employees, too. I’d like to close by thanking our employees for building such a great company that has become such a valuable part of the travel ecosystem. I’ll turn it back to Dara for a few comments before Mark takes over. Dara?

DARA KHOSROWSHAHI

Thanks, Brian. I’d like to make just a few more comments and then I’ll hand it over to Mark to discuss more details about the transaction and the value that we think we can create. As Brian explained, over the next few years, HomeAway will transform from a classified marketplace to a transactional business where every listing, whether subscription or commission, can be booked online. And because such a transformation can be quite difficult, we believe will be better together. At its core, Expedia is a transaction company and we strongly believe we can help HomeAway develop the same continuous optimization and improvement capability and discipline that we’ve built up on our own site over the past few years.

At the end of this transition, we think we’ll have an exceptional entity. We’ll have the premier online alternative lodging brands of HomeAway and VRBO that today drive an estimated $15 billion in vacation rental bookings. We plan to distribute that inventory across our portfolio of leading OTA and lodging brands of Expedia, Hotels.com, Travelocity, Orbitz, and others, providing HomeAway property owners and managers with the unsurpassed breadth of global demand that our valued hotel partners enjoy today. Through testing, we know that our travelers are interested in HomeAway inventory. Given HomeAway’s upcoming business model changes, combined with our ability to benefit from full economics, we can be much more aggressive in displaying HomeAway inventory across our global network of sites.

All together with our existing lodging inventory, the Expedia, Inc. brands will have approximately 1.5 million accommodations from which our customers can choose, combined with the complete menu of travel products. We firmly believe that there aren’t any hotel customers or vacation rental customers. Likewise, there aren’t air customer or car rental customers — rather, there are travelers, and certain purchase occasions that require a breadth of choice, price, and availability across products and across geographies. Expedia is well positioned to offer that breadth all around the world. We think this additional inventory will make Expedia stronger, which will spur additional demand not only to alternative accommodations but also to our existing hotel partners. Lastly, Expedia has traditionally focused on primary urban vacation destinations. HomeAway has been focused on beach, ski, and other resort destinations. Together we’ll have leading, complementary, and growing coverage, and we believe will help each other across all destinations worldwide. With that, let me hand it to Mark.

MARK OKERSTROM, EXPEDIA CFO & EVP OPERATIONS

Thanks, Dara. The purchase price for today’s announced transaction is $38.31 per share in cash and Expedia common stock. This is based on Expedia’s closing price yesterday. This represents an equity value for HomeAway of approximately $3.9 billion and an enterprise value of about $3.4 billion. The consideration for the transaction will be comprised of approximate $1 billion in cash and the remainder in Expedia stock. We anticipate funding the cash portion of the deal using existing liquidity sources, and we will consider tapping the debt capital markets for additional funding. You heard Brian explain the transformation underway at HomeAway to drive better monetization, growth, and profitability over the long-term. When paired with Expedia’s capabilities across transaction based businesses, our variable marketing expertise, our global footprint, and our leading travel brand portfolio, we see an extremely attractive opportunity to create value. Today HomeAway drives an estimated $15 billion per year in travel gross bookings, is growing revenue near 20% year-over-year on a currency neutral basis, and is generating roughly $120 million of annual adjusted EBITDA. With Expedia, Inc. partnering to accelerate its transformation, we believe HomeAway can grow into a business delivering adjusted EBITDA of roughly $350 million by 2018. At the same time, making Expedia, Inc. a better overall company with another great travel brand and instant leadership spot in the very attractive vacation home rentals and alternative accommodations space.

It is important to note that this acquisition is a bit different than some of the recent acquisitions we made over the past year, specifically, we anticipate that HomeAway will continue to be run relatively autonomously out of Austin. Having said that, there will, of course, because some natural cost synergies, including public company costs. The eventual and precise impact of HomeAway on Expedia, Inc.’s financial performance will depend on a variety of factors, including the timing of closing, the performance trajectory of HomeAway on a stand-alone basis, and the impact of purchase accounting rules, which we expect would limit our ability to recognize deferred revenue. HomeAway is a public company and published their Q3 2015 earnings release today, so their historical financial performance is widely available. We do expect the transaction will be dilutive to Expedia, Inc. adjusted EPS in the first year of our ownership, turning to accretive shortly thereafter as HomeAway’s transition begins to accelerate revenue and earnings growth and increased profitability if delivered. While the board of directors of both companies have approved the transaction, it is subject to customary closing conditions, including regulatory approval and the tender of a majority of the outstanding shares of HomeAway’s common stock. Based on what we know today, we expect the transaction to close in the first quarter of 2016. With that, let’s move to Q&A. Operator, will you please remind participants how to queue up questions.

OPERATOR

Thank you. (Operator Instructions) Eric Sheridan, UBS.

ERIC SHERIDAN

Thanks for taking the question. Dara, maybe one for you in terms of all the acquisitions you’ve done now over the last couple years. How are you thinking about the Expedia platform and then the capability set across Expedia and sort of how you’re thinking about where you are positioned strategically and how much more work is or isn’t out in front of you that needs to get done on the strategy side? And then on the monetization piece, Brian referenced the gap that exists between HomeAway and the closest competitor. How are you thinking about that gap closing in the next couple years? Thanks.

DARA KHOSROWSHAHI

I’ll take it first and then Brian can go. As far as the Expedia platform goes, you know, Expedia is actually a number of platforms, and I’d say the big platform that we have is one of the brand Expedia full-service OTA platforms, and that platform has taken, so to speak, the weight of the recent acquisition, the Travelocity acquisition, the Orbitz, and CheapTickets brand will come out of the platform, Wotif, et cetera. That’s a full-service global online travel agency platform. Really, the only one of its kind. And then you’ve got the Hotels.com and our private label platforms. That’s another platform. You’ve got Egencia, which is a corporate travel platform. You have Trivago, which is obviously the leading and fastest growing hotel only meta on a global basis. We see HomeAway as being another platform within the company. It will be a centrally run out of Austin on a standalone basis, so we do think that we can bring substantial expertise to the HomeAway team. They have already gotten started on their own transition on the technology side. We look at their playbook, and they’re doing a lot of right things, but we think that we can kind of bring the experience that we had over the past five years and help them avoid a bunch of the mistakes that we made and hopefully shortcut their way to a bunch of the stuff that’s worked for us both on the conversion side and on the technology side and on the variable marketing side. So I think there’ll be a bunch of information sharing. There are parts of the platform, let’s say, some of the capabilities we built on payments, on fraud, et cetera, where we think the HomeAway team can kind of piggyback on services that we’ve built. But we look at HomeAway as a new platform that we’ve added to the family of companies. There will be inventory sharing, so the HomeAway inventory is going to be — you’re going to see the HomeAway inventory on Expedia, Hotels.com, et cetera, and I do expect that we will test some of the apartment type inventory that we have signed up on Expedia on the Expedia-Hotels.com platform. I expect we will test that on the HomeAway platform as well.

BRIAN SHARPLES

In terms of monetization, I mean, the math is pretty straightforward. We’re between — just above 3% today if you look at major competitors of Airbnb, they’re at 12. We’ve got Priceline all supply side at about 15, TripAdvisor at about 12. And so what we done today, and we’ve been planning this, you know, for many, many months. We’ve introduced a traveler fee. We haven’t given the specifics yet for competitive reasons. It will be a sliding scale, but we did indicate in our press release that would average about 6%. Now, we are going to be also saving our suppliers some money. We’re going to be bringing down commission rates and PTPB (?). We’re going to be doing some things on the subscription side, but net-net, our plan is to, you know, get to a place where we’re long-term, you know, in the 8% to 10% range. We’d like to stay under competitors and still be the best value in the category. While the math is pretty easy to see, we do $15 billion in bookings today, if you for simple math were at 10%, that’s triple the revenue that we’ve got right now, but, of course, getting from here to there is going to be a lot of work. It’s going to be a transition year in 2016, and we’ll have some owners who don’t like the changes and, you know, the most important thing that we can do is keep our owners happy is to deliver them more revenue and more bookings . And so we’re going to be able to make these changes under the air cover of the fact that we now have a greatly expanded distribution network with Expedia, and I think in the end suppliers are going to find that it’s already true that if you’re a vacation rental customer, you can’t make any more money on any other platform but HomeAway. We deliver the most bookings today. You then turbocharge that with the Expedia family, and this is a place where everyone’s going to have to be. I think long-term even people in urban markets are going to have to be on this channel. It’s just too big for people who are in this business to ignore.

ERIC SHERIDAN

Great, and congrats on the transaction.

BRIAN SHARPLES

Thank you. Next question please.

OPERATOR

Kevin Kopelman, Cowen and Company.

KEVIN KOPELMAN

Hi, thanks a lot, and congrats on what looks like a great deal. First of all, just wanted to touch on online booking penetration. You talked about $15 billion going through the platform. As you emphasize the HomeAway shopping cart more, how should we think about online booking penetration of that $15 billion over the next few years?

BRIAN SHARPLES

Yeah, so 14 to 16 is our estimate right now, and only a fraction of that is going straight through the online booking checkout today. We have about 56% of our properties that are online booking enabled. A lot of those people have been online booking enabled recently, so you’ve got to then sort of style setback for usage, right, so even though people now have online booking, they’re getting used to it and were getting higher percentages of those transactions going in the funnel, our plan in ‘16 is to go from where we are today, which is about 56%, to something closer to 90% to 100% range. So you’re going to see a lot of growth in that. Think about at the moment maybe, you know, about a fourth to a third of the revenue is going straight through the online booking channel, but by 2017/18, which is the timeframe that Expedia is really targeting, you know, to drive some very strong earnings out of this combination, you know, we hope to have most of our transactions running through and, you know, listen, that $15 billion average grows every year as well, so hopefully, three years from now we’re looking at a number, you know, that’s 20 plus and we have targets that are actually beyond that. If you then apply that to the monetization rate, you can see where the 350 isn’t really a stretch number at all. I think we can do it with the business we have and the marketplace we have. You know, the additional benefits we get from Expedia distribution is upside beyond that.

KEVIN KOPELMAN

That’s great. And then just a follow-up on the reinvestment. You touched on it a little bit. Can you give us more color on how you’re thinking about the marketing and maybe technology or other reinvestment as you progress? I think he said 350 million EBITDA. Just given the big opportunity in vacation rental here. Thanks.

BRIAN SHARPLES

Sure, I’d love to. When you add a service fee to a transaction on the surface, that’s very high margin. That’s very high margin thing for us to do. However, our plan is to reinvest, you know, a chunk of that margin back. The first big chunk is going into marketing. We want to get, and I’ve been real clear about this last several quarters, we want to get very aggressive about marketing our business in this category. So some of that revenue uplift goes into marketing, and we’re going to be able to grow that line item very aggressively. I think our investors know we had a plan to do that anyway. It’s going to be no different under Expedia, we’re going to be real aggressive on that front. Second, we’re going to take some of that additional revenue and we’re going to use it just to make our products better. And it’s not so much even investing in technology. There’ll be some of that, but also trying to put really strong kind of guarantees and commitments behind what we do. We want to be the most trusted marketplace in this business, and it’s still — you know, there’s fraud in this business, misrepresentation, things that happen, and we want to develop a reputation for being that company that takes care of customers no matter what the problem is. Travelers who are now paying the fee might say, I wasn’t paying a fee before, but they’re going to get tremendous safety benefits back from that. We can do both of those things. Marketing and improve trust and still create a lot of margin. That’s ultimately where the 350 comes from. So those are the things that we’re looking to do.

KEVIN KOPELMAN

That’s great. Thanks, Brian.

OPERATOR

Justin Post, Bank of America.

PAUL BIEBER

This is Paul Bieber for Justin Post. Thanks for taking my question and congratulations. Dara, you have a lot on your hands with integration of Orbitz. Perhaps you can talk a little bit about some of the execution challenges as we head into 2016 and just, generally, how we should think about execution risk given you’ll be in the process of integrating 2 sizable acquisitions.

DARA KHOSROWSHAHI

Thanks for the question. As far as the integration goes, Orbitz is the third integration that we have embarked on. We have established teams that have a track record behind this, and they know how to do this. That said, it’s a ton of work, a ton of focus, and we feel good about where we are with the Orbitz integration relative to some of the other integrations we have executed in the past. You know, we look at HomeAway a bit differently, and HomeAway is not going to be what I would call a heavy integration. The value that we see in the HomeAway deal is HomeAway moving through this transition from a listings-based model to primarily a transaction-based model , and we think we can add a lot of value there because we have spent the past five, six years of you know, real hard effort by the teams of the company optimizing just that: transactions. Driving conversion growth, that conversion growth leading to the ability to market more aggressive on the variable marketing side and that combined with better customer experiences kind of adding up to what has been a really, really good formula, now complemented by the additions in inventory. So to some extent, we see HomeAway as being where we were about three or four years ago. They are a year or two into that journey, so I think we can help them. As Brian demonstrated, the math kind of works. We have a saying at our company that in the end math wins, and we think it’s on our side.

PAUL BIEBER

And one quick follow-up. Was this a competitive process?

DARA KHOSROWSHAHI

We can’t comment one way or the other on the process.

PAUL BIEBER

Okay. Thank you.

DARA KHOSROWSHAHI

You’re welcome. Next question.

OPERATOR

Rohit Kulkarni, RBC Capital Markets.

ROHIT KULKARNI

Great. Thank you. A couple questions, particularly in regards to how the pricing structure for property managers versus direct owners you think would evolve over time. Obviously, having covered HomeAway, there is the belief that there is pricing leverage, but going forward with traveler fees, do you expect pricing deleverage on that end, particularly on the property manager side, and I just have one quick follow-up.

BRIAN SHARPLES

Yes. No, so I think my personal belief in this is that, you know, we run a big industry-leading marketplace, and we have two constituents. We’ve got suppliers and travelers. Historically, suppliers have beared all the load in terms of paying for the value in the marketplace, and travelers in our marketplace haven’t. In other marketplaces, it’s been the other way around. We are moving to something that’s a little more balanced, which is both pay a little bit both get a benefit , so if you look at our pay per booking business, which has historically been at 10%. 10% is a good number. If we are at 10% across the whole business, we’d be triple the size right now. We are going to take that down, and the combination of traveler fees plus what we’re going to do in the new commission structure, we’ll be slightly higher than what we have today. It’ll be similar but slightly higher, but we’ll see much greater property growth because we’ll be taking down the cost on the supply side, and that’s what the suppliers really care about. In the subscription business, you know, we think the pricing if you were to put it together with traveler fees is probably about right today. Our subscribers on average do get a pretty good deal for the fees they pay, and while there is pricing leverage there, I don’t think as a business you’re going to see us trying to increase prices on subscribers. I think over time we’ll probably go the other way, because that traveler see on the other side makes up for a lot of the pricing leverage we were going to try to get with the old model in the future . My personal thoughts, look, if we’re going to be adding a traveler fee in this marketplace, we do need to do something for suppliers, so we’re going to seek to make both subscription and PPB a better deal on the supply side. The sum total of the two is going to put us orders of magnitude ahead of where we’ve been historically. Again, that’s the math wins our argument.

DARA KHOSROWSHAHI

From our perspective, you know, the pricing power in any marketplace depends on how much demand you have in the marketplace, and I think that some of the actions that we see HomeAway taking will allow them to invest significantly more in marketing, which will allow them to drive more demand into their marketplace and usually when you have a marketplace where there’s more demand, you know, pricing power goes to the suppliers and the folks who are participating in the marketplace. So I think more demand is going to be great for the marketplace itself and also keep in mind that overall HomeAway pricing is going to be pretty darn competitive and attractive compared to a bunch of the other marketplaces out there.

ROHIT KULKARNI

Okay, good. One quick one on Kayak. Any comments on that as to what you may have thought through about the partnership that you recently signed with them.

BRIAN SHARPLES

Well, I did get a congratulations e-mail from Steve Hafner, so at least the first reaction hasn’t been negative. I think Expedia is a huge customer of Kayak already. You know, as similar investors know, we are getting set. In fact, Kayak just launched in a couple markets quietly, so our partnership with them is taking off, and I don’t see any reason to believe that we won’t continue with that distribution deal, and we hope it’s going to be a good one.

ROHIT KULKARNI

Okay. Congrats, guys. Thank you.

OPERATOR

Lloyd Walmsley, Deutsche Bank.

LLOYD WALMSLEY

Thanks. A couple if I can. I guess, first, Dara. To the extent there are things that HomeAway could do to accelerate their shift to a transactional model that might cause kind of near-term financial volatility, what is your kind of willingness to overlook short-term hits if it kind of accelerates that path? And then following up on something you said about maybe plugging Expedia apartment inventory into HomeAway. I think it was someone from HomeAway at a recent industry conference said there was excess traveler demand relative to supply on HomeAway in 14 cities, so just wondering what kind of urban apartment supply you have at Expedia you might be able to plug in on this on the near-term, and then, last question for Brian. Forgive me if I missed this in the beginning. Given the opportunity to generate, you know, $350 million in EBITDA, you know, why take this move now? Why not realize some of that before a sale. Thanks.

DARA KHOSROWSHAHI

Lloyd, this is Dara. I’ll take the second question, and Mark will talk about the transition — the first question. As far as urban apartment inventory, we have some, not a lot at this point. As part of our investment in our supply-side technology and kind of feet on the street, we’ve been adding the next piece of inventory that would add the most value to our travelers. As you can imagine, we started with big hotels and went to midsize hotels, and now we are in a number of smaller hotels, and we are now starting to add some real apartment inventory. We’ve had some historically. It hasn’t been a significant portion of our volume, but as we look at our targets for next year, we were, certainly, targeting a good deal of apartment urban inventory, especially in Europe where there are a number of larger property managers. You kind of connect with their API, you can bring in significant inventory. It is part of the execution plan going to next year, and once we have inventory on Expedia, I see no reason why we can’t pipe it over to the HomeAway site and test and learn our way to see if there’s value and creation there.

MARK OKERSTROM

Lloyd, on the transition and earnings volatility, I’ll just reiterate a few of the things that we said already and add a little bit of color, which is we do expect under Expedia this to be dilutive for us in 2016. The precise impact is going to depend on a bunch of stuff. Timing of closing, trajectory of HomeAway on a stand-alone basis, there will be some purchase accounting rules, and all of these will add up to create some earnings volatility. It will not be a simple case of taking HomeAway adjusted EBITDA, consensus view for ‘6, and adding it to our numbers. It’s not that simple. Just from an overall position standpoint, we are very focused, and the HomeAway team is going to be very focused on setting up the business to deliver meaningful growth in 2017. Hopefully, exceed the $350 million bogey that we put out in 2018, and that’s going to be the focus. It’s going to be less on trying to hit the 2016 number, and more about positioning this business to take full advantage of what we think is a huge opportunity on a go forward basis.

BRIAN SHARPLES

I think that’s probably a good setup for the answer to Lloyd’s question. I appreciate the question, and you’ve been such a good supporter of the company over the years. I want to thank you for that. Listen, we feel real confident about where the company is headed. Obviously, before today we hadn’t announced a traveler fee. I’m sure the market would have had a really nice reaction to that had we done it on our own, but I will say one of the reasons we like this transaction is because it does create even more certainty in the outcome on the execution front. As we model out what it’s going to take to really excel in this business, and as you know, there is competition in this business, conversion expertise is going to be a big part of that, and I think we’re going to come up the curve a lot faster with Expedia. We also have the risk in the transition of owners who may not be particularly happy with a traveler fee. Some will not, some won’t care. So bringing in a bigger distribution wrapper around all of that, it eliminates some risk, creates more certainty in what we’re trying to do, and I guess the last thing I would say is that three quarters of the consideration here is in Expedia stock and we spend a lot of time in our due diligence getting to know the Expedia story. If we’re successful in executing against this plan and Expedia executes against its plan, our shareholders and us as employees are going to see tremendous gains either way. It’s one of the reasons that we like the fact that this is a mostly stock deal, not an all cash deal. Last but not least, something that has held our stock back a little is probably people looking at these urban markets and saying, hey, what is HomeAway going to do there? Do they have the resources to do something there? Certainly, in urban markets we now have a better advantage than we had in the past, which is we’ve got Expedia’s platform, that has a ton of demand in those areas. HomeAway has a platform that’s really good at aggregating individual owners. Together we’ll find a sweet spot. It may not be exactly competitive with some of the other models out there and the kinds of inventories that we don’t like, but we think it’s a huge opportunity as we told you before for the kind of inventory we do like. Second-home investment property. Whole home inventory. It’s a big big opportunity, and so that’s going to be upside down this deal as well.

LLOYD WALMSLEY

All right. Congrats, guys.

BRIAN SHARPLES

Thanks.

OPERATOR

Jed Kelly, Oppenheimer.

JED KELLY

Congrats on the deal. Just following up on the urban question. What percentage of your $15 billion of bookings is currently urban-based, do you have a sense of that?

BRIAN SHARPLES

I do not. It’s probably pretty small. I mean, less than a billion would be my guess.

JED KELLY

Can we expect immediately after the deal closed to just, basically, lever the Expedia marketing machine right into the urban markets, you know, can you give us a sense on, you know, when the uptick will be?

BRIAN SHARPLES

This is all happening very fast, but I will tell you that our first objective is to really concentrate on the market we’ve got in the market that we have a huge lead in, which is a vacation rental market, and we’ve got a transition to make in the traveler fee side, so we’re going to take great care to do that well, make sure our customers are treated well, make sure our owners are getting lots of bookings. I do think is going to be very much in our best interest to get some distribution going through the Expedia platform as soon as possible, but the good news is we’ve already done the integration. We’ve been working on it for two years, so we have the ability to turn that on very, very quickly. As far as urban markets go, that something where this deal is very fresh and very new and we’re going to sit down with our teams and strategize and figure out what part of that market we want to go after and when we want to go after it and what resources we want to put behind it. I do think you’ll see more activity from us there over the next few years, but can’t be too specific in terms of exactly when we are going to get started.

DARA KHOSROWSHAHI

Just in general, our approach to solving opportunities like this is really test and learn. So we will test and learn around displaying HomeAway inventory to our travelers that are interested in those urban locations. We have been testing and learning. One advantage that the deal brings to bear is that we’ll be playing with 100% of economics, and we will be able to, essentially, take advantage of the full dollars set in order to market these kind of urban destinations to our travelers. So there’s definitely an advantage. It’ll be a process of testing and learning, and the only thing I can tell you is we’ll be better at it next year and we’ll get better and better.

JED KELLY

Thanks.

DARA KHOSROWSHAHI

You’re welcome. Next question.

OPERATOR

Mike Olson, Piper Jaffray.

MIKE OLSON

Good afternoon. Congratulations. Two quick questions. Brian, a quick question on the logistics of implementing the traveler booking fee. I might have missed this earlier, but is that going to be on all transactions, or is it just transactions that are online bookable or is it just transactions that are online bookable and done through the HomeAway online payments platform? And then the second question, Dara, as far as kind of traditional hotels and their thoughts about more integration of alternative accommodation, is that an issue at all? What have you seen so far with your testing of HomeAway properties on the site? Thank you.

BRIAN SHARPLES

Yeah. Mike come in terms of the traveler fee, a few specifics around that, we had some in the press release. We’re looking to do it sometime in the first half. Think about it as a Q2 activity. We’ll start in the US and will roll out from there. We can only add the fee where there is online checkout, so this will apply only to online transactions, and at the time we launch it in Q2, we’ll still have probably the majority of our transactions won’t be online, but as you know, this dovetails very nicely with the fact that in 2016, it’s our objective by the end of the year to get most transactions to be online. Listen, you might say, if people have the desire now to take transactions off-line because of the fee, we’re going to make sure that the benefit to both suppliers and travelers of transacting in our marketplace are well worth it. So if you’re a traveler, for example, I talked about trust and guarantee. You will get a much higher level of guarantee and trust products from us if you transact in the marketplace or as a supplier, we’re going to create incentives. If you book with us online, we’re going to make sure you get things. Some of those might be discounts in the future on subscription, some of those might be other services. We’re still working on a number of those things, but we’re going to be very, very careful about making sure that this is a benefit to all of our constituents.

I should also — I just want to make sure, because I know someone just slipped me something on the board. Don’t confuse a traveler fee with the difference between commission-based and subscription-based. I want to make sure it’s clear. Understand, we’re going to maintain our subscription products. We are going to offer both subscription as well as online booking. The fee is really a transaction fee that gets put in the checkout. Again, it will be lower than our major competitors but done much in a similar way to what they do. And we have done, and our suppliers who are listening should understand this too, we’ve done enough research and testing on this to know that it isn’t going to substantially change conversion rates on bookings. We have unique inventory and unique products, and when somebody goes to rent that particular house in Martha’s Vineyard with four bedrooms, they want that house. We’re going to have caps on fees. It’s not going to be some extraordinary thing that’s going to be a huge burden to travelers. We’ve really thought this thing through, and we believe it’s going to be a big success.

DARA KHOSROWSHAHI

As it relates to our traditional hotel supply partners, you know, what we see every single time is that as we add supply into a destination, our destination conversion increases. As our destination conversion increases, our capability to spend in variable marketing channels against that destination increases. Therefore, demand increases into the destination, and in general our demand into our hotel supply partners also increases. We’re very careful about adding supply at a rate where our importance to our existing hotel suppliers continues and increases, so you can see in the latest quarter we increase overall room nights by 36%. We increase the number of hotels that we had in the market place by 29%, so if you just take simple math in general, we became more important to the hotel partners than we already had signed up, and we were able to add a new hotels without hurting that demand. I think the same will be true of this kind of inventory. Travelers are searching for it. It is becoming more popular, more of it is coming online. That will enable our brands to be more relevant to more travelers on a global basis, which then will help drive demand into both our hotel partners and our vacation rental partners as well. I think that in the end, that can be a win-win for everyone who participates in the marketplace.

MIKE OLSON

Thank you.

DARA KHOSROWSHAHI

You’re welcome. Next line in.

OPERATOR

Heath Terry, Goldman Sachs.

HEATH TERRY

Great, thanks. Really wanted to dig a little bit deeper, and I know a lot of questions are already centered around this, but maybe get a little more specific on part of it. The $350 billion — or million dollar number, could you give us a sense of in terms of the revenue that’s implied by that, how much of the revenue growth is coming from incremental volume that’s just going to naturally accrue to the platform as being part of Expedia and being able to tap into that versus the impact of changing the way that you’re monetizing, whether it’s fees or anything else that you might sort of have in the pipeline between now and that 2018 window.

MARK OKERSTROM

Keith, I’ll start and then maybe Brian could add some color if he has some to add. The $350 million number is very much a HomeAway number. I mean, this is what we believe having looked at the HomeAway business, having looked at their plans, having talked to them about what they’ve planned. Based upon our experience from what we’ve seen on our side, what we think they are capable of. Again, this is a business that today does $15 billion of gross bookings. You know, it takes about 100 basis points to drop another 150 million to the bottom line. Of course, that’s not the plan importantly though. The plan is to take some of that money and as Brian said reinvest that in marketing , reinvest that in making experiences better for both travelers, making platform more attractive to owners, so there will be some more reinvestment there. Very much this is a HomeAway story, and we’re not reliant on expansion into urban markets. We are not reliant on any significant distribution help from Expedia to deliver on that number.

BRIAN SHARPLES

The only thing I’d add is, I think consensus right now for HomeAway for ’18 is something like 220, and as Mark said, every point of monetization is $150 million in topline, of which a significant amount of that can drop to the bottom line. We’re going to be investing heavily, obviously, in some other things, but you combine monetization with the growth we expect. I think we can you do it as a stand-alone business, I think we can do it , you know, even more easily as part of Expedia with all the distribution advantages and the other things they offer.

HEATH TERRY

Okay. Great. Thank you.

OPERATOR

Justin Patterson, Raymond James.

JUSTIN PATTERSON

Great. Thank you very much and congratulations on the announcement. Just looking, Dara, with respect to kind of what you’ve learned over the past two years with the HomeAway relationship, could you talk about what type of incremental volumes you’re seeing here? Obviously, an 8 to 10% margin is a bit lower than what we see off of the hotel side. How do you think about the incrementality of bringing HomeAway into the platform? Thanks.

DARA KHOSROWSHAHI

Absolutely. The testing and learning at this point has been relatively modest on our site, so we absolutely have seen an interest of travelers being interested in the products and, certainly, when they book the products the average selling price as far as the length of stay an average selling price is being much higher than some of the traditional products that we have. The issue that we were having as far as HomeAway on the site was cannibalization of some of the demand in our hotels, but we didn’t have the monetization engine to make up for that, so to speak, because we had to, essentially, share in the revenue. Now that the revenue is essentially going to be 1% inside Expedia and with some optimization that we have driven and our higher ASPs, we think we’ve got a combination that can work out pretty well.

JUSTIN PATTERSON

Great. Thank you.

DARA KHOSROWSHAHI

You’re welcome. Next question.

OPERATOR

Tom White, Macquarie.

TOM WHITE

Great. Thanks for taking my question. Most of them answered, I guess, but I’m not sure I heard much around maybe global expansion, particularly in Asia. I think HomeAway’s got an investment in a Chinese vacation rental site and recently increased stake in another Asian asset. I guess, is that sort of a big near-term focus for the combined company, or is the sort of low hanging fruit a more pressing focus, kind of the core markets for HomeAway, the US and Europe. Thanks.

BRIAN SHARPLES

We do continue to invest in Asia very aggressively, but Asia as a percentage of our business is still relatively small. So I think it is a fair statement to say the transition that we’re trying to make on the traveler fee side and on the online booking side is going to dwarf even vast success in Asia. We’ve had very limited time in putting the deal together to talk about markets like China, but we know that Expedia has a lot of experience investing in China and making some you know, big decisions whether it’s to get in or to get out, and we’re really looking forward to tap that expertise.

DARA KHOSROWSHAHI

Next question.

OPERATOR

Chris Merwin, Barclays.

CHRIS MERWIN

Great. Thanks for taking my question, and congrats to everybody involved. The question is really about marketing spend. Obviously, HomeAway recently has been investing in marketing to clarify its brand in what has become a more crowded marketplace, so could you just talk about what the go forward marketing plan is for the HomeAway brands and how HomeAway could leverage Expedia’s traffic to drive more demand potentially to its listings? Maybe also as part of that answer, just tell us what’s contemplated from a marketing standpoint in that guidance for $350 million of EBITDA by 2018. And then I have a quick follow-up. Thanks.

BRIAN SHARPLES

Yeah, I mean, just on a stand-alone basis, I will tell you that our intent was to increase our marketing spend you know, very far ahead of revenue growth for the next several years. A big part of the benefit we’re going to get from a traveler fee is going to help us do that. We also started a process a year ago of being very diligent about, you know, keeping headcount growth and cost growth in other areas of our company as flat as possible so that we could increase marketing as a percentage of our overall revenue and so we’re going to do that anyway, and we’re still going to do that, and I would say that $350 number 3 years from now, we are spending, without giving the details to our competitors, orders of magnitude more on marketing than what we will spend today. We will have a much, much bigger footprint, something that people will really be able to feel when you wake up on Sunday and watch TV. It’s going to be an integrated campaign. A big part of our increase this year went into performance marketing, and that was before we had the economics to support it. When you tilt the economics on a transactional basis to where they’re going, we think we’re going to really change our economics and performance marketing and be able to do more of that. So I still think we’re going to see a big part of our spend in that area, but very much we are in a brand game and a brand battle, and we’ve got another company out there that has been a poster child of the sharing economy and gets a lot of press. We also then do more of that and then really on the Expedia site, it’s really just turning it on on their platform. I don’t want to say that’s free, because I’m sure they have opportunity costs and other businesses on the hotel side and whatnot, but I don’t think we’re going to have to on the Expedia side of the house do a lot of additional marketing to get after new revenue in this category. They have you know, orders of magnitude more traffic than we do or than any of our direct competitors in vacation rentals have looking at their vacation rental inventory. So that’s going to be you know, a pretty easy thing for us to get at.

MARK OKERSTROM

The only thing I would add to that is, again, once you have variable economics and you have variable profit, you know, you are now participating in true performance marketing. What you saw with Hotels.com, what you saw with Brand Expedia when they went through their transitions you know, as you drive better monetization but you also drive version benefits, really, it unleashes the power to spend significant amounts of money to bring more audience onto the platform and that causes significant sales and marketing deleverage. I think just a heads up that you should just keep that in mind as you think about the trajectory from here , the $350, is there will be a big story around sales and marketing growth. As Brian said, we do expect that to be something that’s going to grow well ahead of revenue.

DARA KHOSROWSHAHI

Listen, that’s a formula we’ve been executing on in the past five years, something that we communicated to our investors, which is we would have sales and marketing deleverage, which would be offset by leverage on the fixed cost base, cost of sales leverage, G&A leverage, et cetera, to create a formula of really nicely increasing EBITDA on the bottom line even though we’re putting more and more into the brand spend and building the equity at the brand and building a big loyal customer base. This is, essentially, the same formula that HomeAway is suggesting going forward.

CHRIS MERWIN

Okay, great. Thank you. The quick follow was on just homestays. As you’ve seen some other sites broaden out their selection to go after homestay properties, and I think you might’ve touched on this earlier. If you wouldn’t mind just talking about the longer-term plan to maybe go after some of that opportunity. Thanks.

BRIAN SHARPLES

You’re talking about in particular primary residences?

CHRIS MERWIN

Yeah, exactly.

BRIAN SHARPLES

You could think about this market as you know, it’s split kind of vacation versus urban and then primary versus secondary. Most of what we do are secondary homes when you go into them the drawers are clean, there isn’t stuff in the bathroom. We’re not really in that homestay market today. I, personally, think we’ve got a huge opportunity with the business we’ve got, so job number 1 is to really, really build the biggest business we can in vacation rental markets. Step two for us is a kind of inventory we’ve had in the past, which is that secondary inventory in urban markets, this huge demand to go into urban markets, and I personally believe that if people can go in a property that is set up, you know, an apartment rental and it’s clean and doesn’t have stuff in the bathroom, that’s going to be a preferred product. And I think there’s a lot of demand we can sow there, and whether we can get into the rooms business or the homestay business, look, I think, you know, there’s a big segment of that that is probably not a very profitable business to be in, because the average room nights are so low. When you compare that to the cost to acquire a customer, it’s tough to understand how you make money, and the biggest company in that business doesn’t make money yet, we’ll see they may. So we’re going to really try to focus on the profitable stuff. I think it’s important for everybody to know, this is such a big business. $100 billion estimate I gave you was a pure vacation rental market. If you have a whole urban piece to it, it’s much bigger than that. This isn’t a winner take all business. This is a business where there’s room for, you know, a couple big winners and a handful of other players. I think this relationship cements the fact that we are, certainly, going to be one of those big winners. There may be others that continue to do very well also.

CHRIS MERWIN

All right. Thank you.

OPERATOR

Nathaniel Schindler, Bank of America.

NATHANIEL SCHINDLER

Yes, hi. Just quickly, is there a breakup fee on this transaction?

MARK OKERSTROM

There is a breakup fee, yes. The details of that will come out in the public disclosures that will come out shortly.

NATHANIEL SCHINDLER

Great. Thank you.

MARK OKERSTROM

You’re welcome.

OPERATOR

Naved Khan, Cantor Fitzgerald.

NAVED KHAN

Thanks for taking the question. This one is for Dara, and maybe one for Brian after this. Dara, after so many acquisitions with Travelocity and Orbitz, and with HomeAway, is there a risk for brand fragmentation in terms of just the fact that you may be seeing diminishing risk later? You put more money behind different brands and marketing channel. Especially the branded one.

DARA KHOSROWSHAHI

Listen, there’s always the theoretical risk there. I would tell you that all of these brands that have been standalone brands previously, they have had marketing dollars against them previously. The travel market is over a trillion dollars, and now our addressable market for that travel market with HomeAway as part of the family just increased. More and more of that travel market is going online. So if you look at the evidence and if you look at the trends, I think the playbook that we are running with the acquisitions and running them independently and driving conversion, optimizing the site, and increasing the experience for our customers and then marketing against it, it works. So I don’t see any reason why it won’t continue to work with HomeAway. The HomeAway brands are very distinctive, and I think what’s really interesting about this entity, hopefully, after we close is that you’re going to have a pure play or number of pure play vacation rental only brands, leading brands out there, along with the bigger umbrella brand. Expedia, Travelocity, Hotels.com, all sending demand to an alternative lodging category that is growing and growing and growing. So we think we’ll have a pretty interesting kind of strategic structure for the business, and we see the formula working, and we don’t see it slowing down by any means.

NAVED KHAN

Okay. That’s helpful. And then the other question I had was around maybe the possibility of cross-selling, you know, other non-accommodation product such as air or maybe car rentals to the HomeAway base and more opportunities there.

DARA KHOSROWSHAHI

Listen, think that it something that we’re absolutely going to test. I do think that we will see some nice incremental business for these other lines — for these other lines of business. We haven’t even bothered to size it because of the kind of core HomeAway story is really job number 1 , and I think any kind of cross sell that happens as a result of this will be upside to the deal.

MARK OKERSTROM

I would just add just as a reminder, you know, this transition that HomeAway has decided to undertake is a big transition. It’s going to take a lot of focus from the team, and so even though as Dara said, we can think of some of these opportunities, the team is going to be very, very focused on that transition and less of thinking about more international expansion or different products. I think that something to think about down, down, down, down the road.

NAVED KHAN

Understood. Thank you.

OPERATOR

Ron Josey, JMP Securities.

MARK OKERSTROM

You there, Ron?

OPERATOR

Ron, please go ahead. Your line is open. Once again, check your mute button, perhaps.

DARA KHOSROWSHAHI

Sounds like Ron’s questions were answered.

OPERATOR

Next we’ll hear from Brian Fitzgerald, Jeffries.

BRIAN FITZGERALD

Thanks, guys. Congrats again and thanks for a very thorough call. I guess you mentioned several things throughout the call. Conversion expertise, variable marketing, performance marketing, targeting for fraud models. Does anything jump out at you or stand out to you as something that will deliver the most leverage initially as you integrate the processes in the companies?

DARA KHOSROWSHAHI

Listen, for us, conversion is a machine that makes everything else go. Conversion is consumers voting with their clicks as to whether they like your inventory, whether they like your service, whether they appreciate your brand. And if conversion is working, everything else follows. We see the HomeAway team early on working on the right stuff, and we think that we can help that along.

BRIAN FITZGERALD

Great. Thanks, guys.

DARA KHOSROWSHAHI

Next question.

OPERATOR

And that does conclude our question-and-answer portion of today’s call. At this time, I would like to turn things back over to Alan Pickerill for additional or closing remarks.

ALAN PICKERILL

Thank you. Thanks, everybody, for joining the call on short notice. Hopefully, we were thorough and answered all of the applicable questions. Dara, you have any closing remarks?

DARA KHOSROWSHAHI

No, just congratulations to the team for making it happen, and this is just the start. We have a ton of work ahead of us. But, we are really, really excited about this.

BRIAN SHARPLES

I’ll just reiterate that we are very excited, too. The reaction here at HomeAway in the employee base is very strongly positive. We’ve been working with these guys for a couple years. Everybody is super motivated to make this happen and deliver the numbers. We look forward to an exciting ride.

DARA KHOSROWSHAHI

Thank you.

ALAN PICKERILL

Thank you very much.

BRIAN SHARPLES

Thanks.

OPERATOR

That does conclude today’s conference. Thank you for your participation.